Exhibit 10(n)

                        COMPOSITE MODIFICATION AGREEMENT


     THIS COMPOSITE MODIFICATION ("Modification Agreement") dated as of January 1, 1996 between ELECTRO-CATHETER CORPORATION, a New Jersey corporation with offices at 2100 Felver Court, Rahway, New Jersey 07065 ("Borrower") and THE T PARTNERSHIP, a New Jersey partnership with offices c/o Wiss & Co., 354 Eisenhower Parkway, Livingston, New Jersey 07039 ("Lender"),

                                   WITNESSETH:

     WHEREAS, the Borrower and the Lender entered into a Lending Agreement ("Lending Agreement") dated August 31, 1995, whereby the Lender has loaned to the Borrower the sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) ("Loan"); and WHEREAS, to evidence such indebtedness the Borrower issued a 12% Debenture ("Debenture") to the Lender dated August 31, 1995; and WHEREAS, the Borrower and the Lender entered into a Security Agreement ("Security Agreement") dated as of August 31, 1995, to secure the due and punctual payment and performance of all obligations of the Borrower under the Loan Documents (as such term is defined in the Lending Agreement); and





18397_1

     WHEREAS, the obligations of the Borrower under the Loan Documents are further secured by a Mortgage ("Mortgage") dated October 31, 1995, which Mortgage is a first lien mortgage on Borrower's real property located in the City of Rahway, County of Union, State of New Jersey, commonly known and designated as 2100 Felver Court; and WHEREAS, the Borrower and the Lender have agreed to modify the Loan Documents on certain terms and conditions as hereinafter provided. NOW, THEREFORE, the parties hereto do hereby agree as follows: 1. LOAN. The Lender agrees to lend additional sums to the Borrower consisting of (i) One Hundred Thousand and 00/100 Dollars ($100,000.00) advanced at or prior to execution of this Modification Agreement, (ii) a deferral of interest payments on all indebtedness under the Debenture on January 1, 1996, February 1, 1996 and March 1, 1996 (such deferred interest to be added to principal) and (iii) at the sole discretion of the Lender, additional sums, for total current new advances (including deferred interest) up to a maximum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) ("Current New Advances"). The Lender shall have no obligation to make further advances at any time after an event of default ("Event of Default") by the Borrower of any of its obligations under the Loan Documents, but if and when the Lender





18397_1
     shall make additional advances (up to Current New Advances), the terms of the Loan Documents, Mortgage and this Modification Agreement shall be applicable to all such advances. 2. MODIFICATION OF LOAN DOCUMENTS. The Loan Documents are hereby modified and amended as follows: (a) Principal Amount of Loan. All references to the sum One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in the Loan Documents and Mortgage shall be deleted in its entirety and substituted in its place and stead shall be the sum of all advances up to One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00). (b) Events of Default. The following shall constitute an additional Event of Default under the Loan Documents: (i) The sum ("Borrowing Base") of the following as of the last day of any month shall be less than Three Million and 00/100 Dollars ($3,000,000.00): (a) Borrower's accounts receivables and inventory, as carried on Borrower's books and records in accordance with Borrower's customary accounting procedures consistently applied; (b) the amount of any principal due Lender repaid subsequent to January 1, 1996; and





18397_1

     (c) any cash maintained as security for Lender in a segregated account under terms satisfactory to Lender. (ii) Any default by Borrower of its obligations under this Modification Agreement and any documents delivered in conjunction therewith. (c) Remedies Upon Default. As a limitation on the remedies upon default set forth in the Loan Documents, the Lender hereby agrees it will not take action to enforce any remedy available to it for a period of thirty (30) days after it has provided written notice of a declaration of default unless such default is declared on account of bankruptcy, in which event this provision shall not be applicable. (d) Additional Composite Modifications. References in any Loan Document to the Debenture, Mortgage or Lending Agreement shall be deemed to refer to respectively the Amended and Restated Debenture, the Mortgage as modified by the Amended Mortgage and the Lending Agreement as modified by this Modification Agreement. 3. CONTINUED VALIDITY OF ORIGINAL LOAN DOCUMENTATION. Except as otherwise provided herein, the Loan Documents shall continue in full force and effect, in accordance with their respective terms, and the parties hereto hereby expressly ratify, confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and
pursuant to the Loan Documents, as    modified by this Modification Agreement,




18397_1
                                                       - 4 -
and   Borrower  agrees  that  the  same  shall  constitute  valid  and  binding agreements of Borrower,  enforceable in accordance with their respective  terms.
4. MODIFICATION AGREEMENT CONTROLS. In the event of a conflict between the terms and conditions of this Modification Agreement and the terms and conditions of the Loan Documents, the terms and conditions of this Modification Agreement shall control. 5. NO NOVATION. This Modification Agreement does not represent new indebtedness (except to the extent of the Current New Advances) and does not in any way represent satisfaction of the indebtedness. It is the intention of the parties hereto that this Modification Agreement shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Mortgage, the Security Agreement or any other instrument securing the Loan. 6. REPAYMENT OF CURRENT NEW ADVANCES. This Modification Agreement and the documents executed in conjunction therewith shall be deemed null and void if the Borrower repays the Current New Advances within thirty (30) days of the date first written above. 7. ADDITIONAL DELIVERIES. Borrower is delivering to Lender simultaneously herewith a substitute Amended and Restated Debenture and Amendment to Mortgage.The T-Partnership shall return to Borrower within 45 days of the date of this Modification Agreement the Debenture.




18397_1
                                                       - 5 -

     IN WITNESS WHEREOF, the parties have executed this Modification Agreement as of the date first above written. ELECTRO-CATHETER CORPORATION

                                              By:/s/Ervin Schoenblum
                                                 Ervin Schoenblum,
                                                 Acting President

                                                THE T PARTNERSHIP



                                               By:/s/ A. H. Nechemie
                                                   Partner





18397_1
                                                       - 6 -

                              AMENDMENT TO MORTGAGE


     THIS  AMENDMENT  TO  MORTGAGE  ("Amendment"),  made  as of the  1st  day of
January, 1996, by and between ELECTRO-CATHETER CORPORATION, a New Jersey corporation, with offices at 2100 Felver Court, Rahway, New Jersey 07065 (the "Mortgagor"), and THE T PARTNERSHIP with offices c/o Wiss & Company, 345 Eisenhower Parkway, Livingston, New Jersey 07039 (the "Mortgagee"),


                                   WITNESSETH:


     WHEREAS, the Mortgagee is the holder of a certain Debenture (the "Debenture") dated August 31, 1995, issued by the Mortgagor to the Mortgagee in the principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the "Loan"); and

     WHEREAS, the Debenture is secured by a Mortgage (the "Mortgage") dated October 31, 1995, which Mortgage is a first lien mortgage on Mortgagor's real property located in the City of Rahway, County of Union, State of New Jersey, commonly known and designated as 2100 Felver Court (the "Mortgaged Premises"); and

     WHEREAS, the Debenture is further secured by a Security Agreement (the "Security Agreement") dated as of August 31, 1995; and

     WHEREAS, the Mortgagor has requested the Mortgagee advance additional sums, and otherwise modify the Debenture and Mortgage; and

     WHEREAS, the Mortgagee is willing to advance additional sums to the Mortgagor, and otherwise modify the Debenture on certain terms and conditions as provided in the Amended and Restated Debenture dated January 1, 1996 and modify the Mortgage on certain terms and conditions as hereinafter provided.

     NOW, THEREFORE, for and in consideration of the Mortgaged Premises (which are deemed herein contained) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1.  PRINCIPAL AMOUNT OF LOAN.

     The Mortgagor acknowledges that it may receive advances under the Amended and Restated Debenture up to the sum of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00). The Mortgagor hereby represents, warrants and confirms that there are no set-offs, rights, claims or causes of action of any nature whatsoever which the Mortgagor has or may assert against the Mortgagee with respect to the Debenture, the Mortgage or the other Loan Documents.

     2. MODIFICATION OF MORTGAGE.

         The Mortgage is hereby modified and amended as follows:

     (a) Principal Amount of Loan. All references to the sum One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in the Mortgage shall be deleted in its entirety and substituted in its place and stead shall be the sum of all advances made by Mortgagee to Mortgagor up to One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00).

     (b) Debenture. References in the Mortgage to the Debenture shall be deemed references to the Amended and Restated Debenture dated January 1, 1996.

     (c) Events of Default. The following shall constitute additional Events of Default under the Mortgage:

          (i) The default by Mortgagor of any obligation under the Amended and Restated Debenture dated January 1, 1996.

          (ii) The sum ("Borrowing Base") of the following as of the last day of any month shall be less than Three Million and 00/100 Dollars ($3,000,000.00):

              (a) Mortgagor's accounts receivables and inventory, as carried on Mortgagor's books and records in accordance with Mortgagor's customary accounting procedures consistently applied;

              (b) the amount of any principal due Mortgagee repaid subsequent to January 1, 1996; and

              (c) any cash maintained as security for Mortgagee in a segregated account under terms satisfactory to Mortgagee.

         (iii) Any default by Mortgagor of its obligations under this Amendment and any documents delivered in conjunction therewith.

     (c) Remedies Upon Default. As a limitation on the remedies upon default set forth in the Mortgage, the Mortgagee hereby agrees it will not take action to enforce any remedy available to it for a period of thirty (30) days after it has provided written notice of a declaration of default unless such default is declared on account of bankruptcy, in which event this provision shall not be applicable.

         3. CONTINUED VALIDITY OF ORIGINAL LOAN DOCUMENTATION.

     Except as otherwise provided herein, the Mortgage shall continue in full force and effect, in accordance with its respective terms, and the parties hereto hereby expressly ratify, confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to the Mortgage, as modified by this Amendment, and Mortgagor agrees that the same shall constitute valid and binding agreements of Mortgagor, enforceable in accordance with its respective terms.

         4. AMENDMENT CONTROLS.

     In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Mortgage, the terms and conditions of this Amendment shall control.

         5. NO NOVATION.

     This Amendment does not represent new indebtedness (except to the extent of the Current New Advances as such term in defined in the Composite Modification Agreement) and does not in any way represent satisfaction of the indebtedness. It is the intention of the parties hereto that this Amendment shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Mortgage, the Security Agreement or any other instrument securing the Loan.

         6. REPAYMENT OF CURRENT NEW ADVANCES.

     This Amendment and the documents executed in conjunction therewith shall be deemed null and void if the Mortgagor repays the Current New Advances within thirty (30) days of the date first written above.

         7. ADDITIONAL DELIVERIES.

     Mortgagor is delivering to Mortgagee simultaneously herewith a Composite Modification Agreement and a substitute Amended and Restated Debenture.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.



WITNESS:                           MORTGAGOR:

                                            ELECTRO-CATHETER CORPORATION

/s/Arlene C. Bell                           /s/ Ervin Schoenblum
                                              Ervin Schoenblum,
                                              Acting President



ATTEST:                            MORTGAGEE:

                                            THE T PARTNERSHIP


_________________________                By: /s/ A. H. Nechemie
                                              Partner

                          ELECTRO-CATHETER CORPORATION
              12% AMENDED AND RESTATED DEBENTURE DUE AUGUST 1, 2001

                                    Date of Issuance:  January 1, 1996

$1,750,000


     ELECTRO-CATHETER CORPORATION, a New Jersey corporation, (hereinafter called the "Company"), for value received, promises to pay to THE T PARTNERSHIP or registered assigns (the "Registered Holder" hereof) on August 1, 2001 (the "Maturity Date") at the offices of the Company, the principal amount of all advances made by The T Partnership to the Company up to One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000) (less any amount theretofore repaid pursuant to (ii) below) in lawful money of the United States of America, and to pay at the offices of The T Partnership in like money (i) interest (computed on the basis of a thirty (30) day month, three hundred and sixty (360) day year) on the unpaid principal amount from the date of the advance at a rate of twelve percent (12%) per annum, payable on the first day of each month in arrears (the "Payment Date(s)") until the principal hereof is paid, and (ii) principal, in installments of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) on the first day of each month commencing September 1, 1996 until August 1, 2001, at which time all remaining principal and interest shall be repaid in full.

     This Amended and Restated Debenture has been issued pursuant to a Lending Agreement (the "Loan Agreement") dated as of August 31, 1995 between the Company and The T Partnership and a Composite Modification Agreement ("Modification
Agreement")  dated  as  of  January  1,  1996  between  the  Company  and  The T
Partnership.

     This Amended and Restated Debenture is registered as to both principal and interest at the principal office of the Company.

     This Amended and Restated Debenture is further subject to the following provisions.

     1. Interest and Principal. Interest and principal (when due) on the Amended and Restated Debenture shall be payable on each Payment Date to the Registered Holder of this Amended and Restated Debenture as of the close of business on the day immediately preceding each Interest Payment Date.

     2. Transfer; Exchange. The Registered Holder may transfer this Amended and Restated Debenture upon surrender of this Amended and Restated Debenture at the principal office of the Company, and, in such event, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Debentures of any authorized denominations, of a like aggregate principal amount. The foregoing notwithstanding, the Company shall have no obligation to transfer this Amended and Restated Debenture on its books, and shall not do so, unless it shall have received evidence satisfactory to counsel for the Company that the transfer will not violate the Securities Act of 1933, as amended, or any of the rules and regulations promulgated thereunder, or the securities laws of any state.

     At the option of the Registered Holder, the Debenture(s) may be exchanged for other Debentures of any authorized denominations, of a like aggregate principal amount, upon surrender of the Debentures to be exchanged at the principal office of the Company. Whenever any Debentures are so surrendered for exchange, the Company shall execute and deliver the Debentures which the Registered Holder is entitled to receive.

     All Debentures issued upon any registration of transfer or exchange of Debentures shall be valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Debentures surrendered upon such registration of transfer or exchange.

     Every Debenture presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Registered Holder thereof or his attorney duly authorized in writing.

     No service charge will be made for any registration of transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Debentures.

     Prior to due presentment of a Debenture for registration of transfer, the Company, and any agent of the Company may treat the Person in whose name such Debenture is registered as the owner of such Debenture for the purpose of receiving payment of principal of (and premium, if any) and interest on such Debenture and for all other purposes whatsoever, whether or not such Debenture be overdue, and neither the Company nor any agent of the company shall be affected by notice to the contrary.

         3.    Remedies.

               3.1 Events of Default. "Event of Default", wherever used in this Amended and Restated Debenture, means any one of the following events:

                   (a) default in the payment of any installment of interest upon this Amended and Restated Debenture on any Payment Date, and continuance of uch default for a period of fifteen (15) days; or

                  (b) failure to pay the principal on the Debenture(s) when due and continuance of such default for a period of fifteen (15) days; or

                  (c) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of Three Hundred Thousand and 00/100 Dollars ($300,000.00) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including such leases but not including such indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of Three Hundred Thousand and 00/100 Dollars ($300,000.00) by the Company, whether such indebted-ness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled within a period of thirty (30) days after there shall have been given, by registered or certified mail, to the Company by Registered Holders of at least fifty percent (50%) of the principal amount of the Debentures a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

                  (d) the sum of the following as of the last day of any month shall be less than Three Million and 00/100 Dollars ($3,000,000.00):

                       (i) Borrower's accounts  receivables and  inventory,  as
                           carried on Borrower's books and records in accordance with Borrower's customary accounting procedures consistently applied;

                       (ii) the  amount  of  any  principal due  Lender  repaid
                            subsequent to January 1, 1996; and

                     (iii) any  cash  maintained  as  security  for Lender in a
                           segregated  account  under   terms  satisfactory  to
                           Lender.

                  (e) the  entry  of a decree  or  order  by  a  court  having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under Federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, trustee, or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

                  (f) the commencement  by the Company of a voluntary case under
                      Federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency, or other similar law, or the consent by it to the institution or bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

                  (g) an Event of Default, as defined in the Loan Agreement and the Modification Agreement.

               3.2 Acceleration of Maturity: Rescission and Annulment. If an Event of Default occurs and is continuing, then and in every such case the Registered Holders of not less than fifty percent (50%) of the principal amount of the Debentures may declare the principal of all the Debentures to be due and payable immediately, by notice in writing to the Company and upon any such declaration such principal shall become immediately due and payable.

                    At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Registered Holders of a majority of the principal amount of the Debentures, by written notice to the Company, may rescind and annul such declaration and its consequences. No such rescission shall affect any subsequent default or impair any right consequent thereon.

               3.3 Limitation on Remedies. As a limitation on the remedies upon default set forth herein, the Registered Holder may not take action to enforce any remedy available to the Registered Holder for a period of thirty
(30) days after the Registered Holder has provided written notice of a declaration of default unless such default is declared on account of bankruptcy, in which event this provision shall not be applicable.

               3.4 Delay or Omission Not Waiver. No delay or omission of the Registered Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or any acquiescence therein. Every right and remedy given by this Section or by law to the Registered Holder may be exercised from time to time, and as often as may be deemed expedient.

               3.5 No Recourse. No recourse shall be had for the payment of the principal of or the interest on, this Amended and Restated Debenture, or any part hereof, or for any claim based hereon or otherwise in respect hereof or of the indebtedness represented hereby against any incorporator, stockholder, officer or director, as such, past present or future, of the Company, either directly or through the Company, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise.

         4.    Covenants.

               4.1 Payment of Principal, Premium and Interest. The Company will duly and punctually pay the principal of and interest on the Debentures in accordance with the terms of the Debentures.

               4.2 Maintenance of Office or Agency. The principal office of the Company on the Date of Issuance hereof is located at 2100 Felver Court, Rahway, New Jersey 07065. The Company will give prompt written notice to the Registered Holder of any change in the location of its principal offices.

                    The Company may also from time to time designate one or more other offices where the Debenture(s) may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Registered Holder of any such designation or rescission and of any change in the location of any such office.

               4.3 Company Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (statutory and other) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the loss thereof is not disadvantageous in any material respect to the Registered Holder.

         5.    Prepayment.

               5.1 The Company may prepay this Amended and Restated Debenture in whole or in part at any time.

               5.2 The Company shall prepay this Amended and Restated Debenture in the event that either:

                    (i) the Company is merged into or consolidated with another corporation, or

                   (ii) the Company sells all or substantially all of its assets.

         6.    Miscellaneous.

               6.1 Notice to the Company. For purposes of this Amended and Restated Debenture, notice of the events contemplated herein to be given by the Registered Holder shall be deemed given if sent in writing by certified mail, return receipt requested, to the Company at its principal office as follows, unless otherwise designated by the Company:

                           Electro-Catheter Corporation
                           2100 Felver Court
                           Rahway, New Jersey 07065

               6.2 Notice to Registered Holder. When this Amended and Restated Debenture provides for notice to the Registered Holder of any event, such notice shall be sufficiently given if in writing and mailed, first-class postage prepaid, to the Holder, at such Holders address as it appears in the Debenture Register (initially c/o Fred Lafer, 433 Hackensack Avenue, 6th Floor, Hackensack, New Jersey 07601), not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holder is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

               6.3 Governing Law. This Amended and Restated Debenture shall be governed by and construed in accordance with the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its seal.

                                            ELECTRO-CATHETER CORPORATION


                                            By: /s/Ervin Schoenblum
                                                --------------------
                                                Ervin Schoenblum,
                                                Acting President

Attest:

/s/Arlene Bell
--------------
Arlene Bell, Secretary




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